Exhibit 10.1

Oncothyreon Inc.	MAIN 206.801.2100
www.oncothyreon.com	FAX 206.801.2101

2601 Fourth Ave., Suite 500
Seattle, WA 98121

August 17, 2010

Ms. Julia Marie Eastland

Seattle, WA  98109

Dear Julie,

I am delighted to offer you the position of Chief Financial Officer (CFO) and Vice President Corporate Development at Oncothyreon Inc.  This position reports to Robert Kirkman, President and CEO.  Your official start date will be September 7, 2010.  This offer includes the following:

1.
A base salary for a regular, full-time position of $10,416.67 per semi-monthly pay period (equivalent to $250,000 on an annual basis).  Salaries are paid twice a month, by direct deposit, on the 15th and the second last banking day of each month.

2.
You are eligible to participate in the Company’s non-qualified Stock Option Plan.  The plan is governed by the Company’s “Amended and Restated Share Option Plan” (the “Option Plan”) and the terms of this document will govern.

Following your acceptance of this offer, we will recommend to the Compensation          Committee of our Board of Directors after commencement of your employment that you receive a grant of options to purchase 40,000 shares of Oncothyreon’s Common Stock, and your grant will be subject to the approval of the Compensation Committee or its delegate.  Your grant will be priced in accordance with our equity incentive plan and our policies governing stock option grants.  Stock options are vested over a four year period with no more than 25% of the shares subject to the award vesting in any one year period.

3.
You will be eligible for our performance bonus plan at the 30% target level.  The performance bonus plan is governed by the Company’s “Employee Incentive Program” document and the terms of this document will govern.  Goals for the plan are established at the beginning of the year, and payment is made following the close of the year.

4.
Oncothyreon Inc. offers an “Employee Stock Purchase Plan (ESPP)” which provides eligible employees with an opportunity to purchase shares of our common stock (“Shares”) through accumulated payroll deductions. The Purchase Plan allows you to contribute up to fifteen percent (15%) of your eligible compensation through payroll deductions to purchase Shares during each offering period.  You will be eligible the next offering period on December 15, 2010.

5.	Medical, dental, vision and life insurance, short term and long term disability, four weeks (20 days) of accrued vacation, 10 paid holidays and paid parking.

Ms. Julia Marie Eastland
August 17, 2010

6.
You will become eligible for Oncothyreon matching contributions into the Company’s 401(k) plan upon date of hire.  Oncothyreon will match your contributions into the plan, up to a maximum of 3% of your monthly gross salary (subject to maximums as deemed by law).  Contributions to this plan are made through payroll deductions.  This plan is governed by plan documents provided by our carrier for this benefit.

7.	Severance: In the event your employment is terminated for reasons other than “Cause” (as defined below) you will be entitled to the following:

i)   Lump sum payment of nine month’s base salary, less required withholding

ii) Lump sum payment of nine month’s equivalent of performance review bonus at target, less required withholding

“Cause” for the purpose of this agreement shall include but not be limited to (i) willful engaging in illegal conduct or gross misconduct which is injurious to the Company or an affiliated company, (ii) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to you at the expense of the Company or an affiliated company, (iv) material breach of any written policies of the Company or an affiliated company, or (v) willful and continual failure substantially to perform your duties with the Company, which failure has continued for a period of at least 30 days after written notice by the Company.

Section 409A

i) Notwithstanding anything to the contrary in this letter agreement, no severance payable to you, if any, pursuant to this letter agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “ Deferred Payments ”) will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

ii) Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service, then, if required, the Deferred Payments, which are otherwise due to you on or within the six (6) month period following your separation from service will accrue, to the extent required, during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your separation from service or the date of your death, if earlier. All subsequent Deferred Payments, if any, will be

Ms. Julia Marie Eastland
August 17, 2010

payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

iii) Any amount paid under the letter agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

iv) Any amount paid under this letter agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your employment is terminated.

v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.”

8.	Change in Control: In the event there is a “Change in Control” as defined herein and you remain employed through the date of the Change in Control, you will be entitled to the following:

i)  Lump sum payment of one year’s base salary, less required withholding, and

ii)  Lump sum payment of one year’s equivalent of performance review bonus at target, less required withholding.

Such payments will be made within sixty (60) days following the consummation of the Change in Control, provided that, within forty-five (45) days of the Change in Control, you have signed a separation agreement in a form reasonably satisfactory to the Company, which shall include a general release of all claims against the Company and its affiliated entities.

Ms. Julia Marie Eastland
August 17, 2010

“Change in Control” for the purpose of this agreement shall be deemed to have occurred if, on or after the date hereof (i) the board of directors of the Company passes a resolution to the effect that, for purposes of the Company’s Amended and Restated Share Option Plan, a Change in Control has occurred or (ii) any person or any group of two or more persons acting jointly or in concert becomes the beneficial owner, directly or indirectly, or acquires the right to control or direct, twenty-five (25%) percent or more of the outstanding voting securities of the Company or any successor to the Company in any manner, including without limitation as a result of a takeover bid or an amalgamation of the Company with any other corporation or any other business combination or reorganization, and for purposes hereof “voting security” means any security other than a debt security carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing.”

To protect the Company’s proprietary interests, all of Oncothyreon’s employees are required to sign a Confidentiality Agreement as a condition of employment.

The Company reserves the right to conduct reference checks, academic checks and background checks on all its potential finance employees.  Your job offer is therefore contingent upon a clearance of such investigations.  You also must be able to prove your eligibility to work within the United States.

Please note that acceptance of this offer does not create a contract of continuing employment with Oncothyreon Inc.  Employment with the company is on an at-will basis, meaning that the employee or the company may terminate the employment relationship at any time and for any reason not expressly prohibited by law.

If you are in agreement with these terms please sign and return one copy of this letter, the other copy is for your files, to acknowledge your acceptance by Tuesday August 24, 2010.  This may be faxed to 206-801-2125.

Julie, we all look forward to you joining our team at Oncothyreon and I am confident that you will be able to significantly contribute to the success of our company.  Please feel free to contact me at 206-801-2124 if you have any questions.

Sincerely,

/s/ Kathryn Knowles

Kathryn Knowles
Director, Human Resources

/s/ Julia M. Eastland                                                                         8/17/10
Julia Marie Eastland                                                                                       Date